Exhibit 3.5
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
FOOTHILLS RESOURCES, INC.
A NEVADA CORPORATION
ARTICLE I
NAME
               The name of this corporation is Foothills Resources, Inc. (the “Corporation”).
ARTICLE II
RESIDENT AGENT & REGISTERED OFFICE
     SECTION 2.01. REGISTERED OFFICE. The address of its registered office is 50 West Liberty Street Suite 880, Reno, Nevada 89501.
     SECTION 2.02. OTHER OFFICES. The Corporation may also maintain offices for the transaction of any business at such other places within or without the State of Nevada as it may from time to time determine. Corporate business of every kind and nature may be conducted, and meetings for directors and stockholders held outside the State of Nevada with the same effect as if in the State of Nevada.
ARTICLE III
PURPOSE
     The Corporation is organized for the purpose of engaging in any lawful activity, within or without the State of Nevada.
ARTICLE IV
SHARES OF STOCK
     SECTION 4.01. NUMBER AND CLASS. The Corporation shall authorize the issuance of two classes of stock, common stock and preferred stock. The total number of shares of authorized capital stock of the Corporation shall consist of the following: two hundred fifty million (250,000,000) shares of Common Stock, at a par value of $0.001 (“Common Stock”), and twenty five million (25,000,000) shares of Preferred Stock, at a par value of $0.001 (“Preferred Stock”). These classes will be further distinguished by the fact that those shares referred to above as Common Stock, shall be vested with full voting right, while those shares referred to above as Preferred Stock, shall not be vested with any voting rights whatsoever.
     Subject to the limitation set forth in these Articles of Incorporation (the “Articles”), the Board of Directors of the Corporation (the “Board”) is vested with the authority to prescribe such classes, series and numbers of each class or series of stock and is hereby vested with such authority to provide by resolution for the issuances of Preferred Stock in one or more series not exceeding the aggregate number of shares of Preferred Stock authorized by theses Articles, as amended from time to time, and to determine and prescribe the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other special rights, if any, of each class or series of stock of the Corporation as provided by Chapter 78 of the Nevada Revised Statutes (the “NRS”).
     Before the Corporation shall issue shares of Preferred Stock of any series, a certificate setting forth a copy of the resolution or resolution of the Board, fixing the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional and other special rights, if any, relating to the shares of Preferred Stock of such series and the number of shares of Preferred Stock of such series authorized by the Board to be issued shall be made and signed by and acknowledged and filed in the manner prescribed by the NRS.
     SECTION 4.02. NO PREEMPTIVE RIGHTS. Unless otherwise determined by the Board, holders of the stock of the Corporation shall not have any preference, preemptive right, or right of subscription to acquire any shares of the Corporation authorized, issued or sold, or to be authorized, issued or sold, and convertible into shares of the Corporation, nor to any right of subscription thereto.
     SECTION 4.03. NON-ASSESSABILITY OF SHARES. The stock of the Corporation, after the amount of the subscription price has been paid, in money, property or services, as the directors shall determine, shall not be subject to assessment to pay the debts of the Corporation, nor for any other purpose, and no stock issued as fully paid shall ever be assessable or assessed.
ARTICLE V
BOARD OF DIRECTORS
     The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, these Articles or the Corporation’s Bylaws (“Bylaws”), the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the NRS, these Articles and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.
ARTICLE VI
PERIOD OF DURATION
The Corporation is to have a perpetual existence.
ARTICLE VII
DIRECTORS’ AND OFFICERS’ LIABILITY
     A director or officer of the corporation shall not be personally liable to this Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a direct or officer, as applicable, except to the extent such exemption from liability or limitation thereof is not permitted by the NRS as the same exists or hereafter may be amended. If the NRS is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors or officers, then the liability of a director or officer to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the NRS, as so amended. This Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (ii) the unlawful payment of distributions. Any repeal or modification of this Article by the stockholders of the Corporation or by changes in law, to the extent permitted by the NRS, shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Corporation for acts or omissions prior to such repeal or modification.
ARTICLE VIII
INDEMNIFICATION
     Each person who is or was made a party to, or is threatened to be made a party to, or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Article VIII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by the court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation.
     Without limiting the application of the foregoing, the stockholders or Board may adopt Bylaws from time to time with respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of Nevada, and may cause the Corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as director or officer of any Corporation, or as its representative in a partnership, joint venture, trust or other enterprises against any liability asserted against such person and incurred in any such capacity or arising out of such status, whether or not the Corporation would have the power to indemnify such person.

     The indemnification provided in this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such person.
     The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, these Articles, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.
     Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of these Articles inconsistent with this Article VIII, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.
     This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.
ARTICLE IX
AMENDMENTS OF ARTICLES OF INCORPORATION
     The Corporation reserves the right to amend, alter, change, or repeal any provision contained in these Articles, in the manner now or hereafter prescribed by the NRS or by these Articles, and all rights, preferences and privileges conferred upon the stockholders, directors, officers or any other persons by and pursuant to these Articles in their present form or as hereafter amended are granted subject to right reserved in this Article.
ARTICLE X
POWERS OF DIRECTORS
     In furtherance and not in limitation of the powers conferred by the NRS, the Board is expressly authorized:
(1)	To make, alter or repeal the Bylaws of the Corporation.

(2)	To authorize and cause to be executed mortgages and liens, with or without limit as to amount, upon the real and personal property of the Corporation;

(3)	To authorize the guaranty by the Corporation of securities, evidences of indebtedness and obligation of other person, Corporations and business entities;

(4)	To set apart out of any of the funds of the Corporation available for distributions a reserve or reserves for any proper purpose and to abolish any such reserve;

(5)	By resolution, to designate one or more committees, each committee to consist of at least one director of the Corporation, which, to the extent provided in the resolution or in the Bylaws of the Corporation, shall have and may exercise the powers of the Board in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the Bylaws or as may be determined from time to time by resolution adopted by the Board; and

(6)	To authorize the Corporation by its officers or agents to exercise all such powers and to do all such acts and things as may be exercised or done by the Corporation, except and to the extent that any such statue shall require action by the stockholders of the Corporation with regard to the exercising of any such power or the doing of any such act or thing.
     In addition to the powers and authorities hereinbefore or by statue expressly conferred upon them, the Board may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, except as otherwise provided herein and by law.
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     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation of Foothills Resources, Inc. to be executed as of the 27th day of August 2008.

FOOTHILLS RESOURCES, INC.

By: Name:	/s/ Dennis B. Tower Dennis B. Tower
Title:	Chief Executive Officer